PFSWEB, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On August 25, 2021, PFSWeb, Inc., (the “Company”) completed the previously announced sale of LiveArea, Inc., a wholly-owned subsidiary of the Company, and PFSweb Global Services Private Limited, an indirect subsidiary of the Company (both such entities together “LiveArea”), pursuant to that certain Stock Purchase Agreement, dated as of July 2, 2021, and the Amendment to the Stock Purchase Agreement, dated August 25, 2021 (together, the “Purchase Agreement”), to Merkle, Inc. and Dentsu Aegis Network India Private Limited (both such entities being part of Dentsu International and together, "Merkle") for approximately $250 million in cash. In the second quarter of 2021, LiveArea met the criteria set forth in Accounting Standards Codification (“ASC”) 205-20 “Presentation of Financial Statements - Discontinued Operations” and was classified as a discontinued operation within the Company’s unaudited condensed consolidated statement of operations for the three and nine months ended September 30, 2021.

The unaudited pro forma condensed consolidated financial statements were prepared in accordance with Article 11 of Regulation S-X and have been derived from the historical financial statements prepared in accordance with accounting principles generally accepted in the United States and are presented based on available information and certain assumptions that management believes are reasonable.

The unaudited pro forma financial information presents the Company’s unaudited pro forma condensed consolidated financial statements reflecting the effect of the divestiture of LiveArea on revenues and expenses directly attributable to the sale. The unaudited pro forma condensed consolidated statements of operations reflect the LiveArea divestiture as if it had occurred on January 1, 2019, the beginning of the earliest period presented.

The unaudited pro forma condensed consolidated financial statements and accompanying notes should be read in conjunction with the Company’s historical financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Report on Form 10-Q for the period ended September 30, 2021.

The unaudited proforma condensed consolidated financial statements are provided for informational purposes only and are not necessarily indicative of the operating results that would have occurred if the divestiture had been completed as of the dates set forth above, nor is it indicative of the future results of the Company. The unaudited pro forma condensed consolidated financial statements do not purport to project the future operating results or financial position of the Company following the divestiture.

PFSWEB, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In Thousands, Except Per Share Data)

	Year Ended December 31, 2020
	Historical As Reported	Discontinued Operations of Live Area (a)	Pro Forma
Revenues:
Service fee revenue	$257,661	$(69,645)	$188,016
Product revenue, net	22,865	—	22,865
Pass-through revenue	61,979	—	61,979
Total revenues	342,505	(69,645)	272,860
Costs of Revenues:
Cost of service fee revenue	175,526	(37,241)	138,285
Cost of product revenue	21,594	—	21,594
Cost of pass-through revenue	61,979	—	61,979
Total costs of revenues	259,099	(37,241)	221,858
Gross profit	83,406	(32,404)	51,002
Selling, general and administrative expenses	85,351	(31,003)	54,348
Loss from operations	(1,945)	(1,401)	(3,346)
Interest expense, net	1,486	—	1,486
Loss before income taxes	(3,431)	(1,401)	(4,832)
Income tax expense, net	1,538	(198)	1,340
Net loss	$(4,969)	$(1,203)	$(6,172)

Net loss per share:
Basic	$(0.25)		$(0.31)
Diluted	$(0.25)		$(0.31)
Weighted average number of shares outstanding:
Basic	20,005		20,005
Diluted	20,005		20,005

PFSWEB, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In Thousands, Except Per Share Data)

	Year Ended December 31, 2019
	Historical As Reported	Discontinued Operations of Live Area (a)	Pro Forma
Revenues:
Service fee revenue	$214,382	$(56,728)	$157,654
Product revenue, net	26,613	—	26,613
Pass-through revenue	53,027	—	53,027
Total revenues	294,022	(56,728)	237,294
Costs of Revenues:
Cost of service fee revenue	141,616	(30,485)	111,131
Cost of product revenue	25,158	—	25,158
Cost of pass-through revenue	53,027	—	53,027
Total costs of revenues	219,801	(30,485)	189,316
Gross profit	74,221	(26,243)	47,978
Selling, general and administrative expenses	73,334	(26,088)	47,246
Income from operations	887	(155)	732
Interest expense, net	1,896	2	1,898
Loss before income taxes	(1,009)	(157)	(1,166)
Income tax expense, net	876	(414)	462
Net loss	$(1,885)	$257	$(1,628)

Net loss per share:
Basic	$(0.10)		$(0.08)
Diluted	$(0.10)		$(0.08)
Weighted average number of shares outstanding:
Basic	19,449		19,449
Diluted	19,449		19,449

PFSWEB, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The historical condensed consolidated financial statements have been adjusted to give pro forma effect to events that are (i) directly attributable to the divestiture, (ii) expected to have a continuing impact on the future results of the Company, and (iii) factually supportable.

The unaudited pro forma condensed consolidated financial statements are (i) presented based on information currently available, (ii) are intended for informational purposes only, (iii) are not necessarily indicative of and do not purport to represent what the Company’s operating results would have been had the LiveArea divestiture and related events occurred as described or what the Company’s future operating results will be after giving effect to these events, and (iv) do not reflect all actions that may be undertaken by the Company after the divestiture of LiveArea. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2020 and 2019 include the following divestiture related adjustments:

(a) Represents the historical financial results directly attributable to LiveArea. The amounts eliminated do not include corporate overhead.